Exhibit 10.9

Wentworth Energy, Inc.

Lock-up Agreement

Cornell Capital Partners, LLC and

Wentworth Energy, Inc.

j Christopher Dieterich

11300 W. Olympic Blvd. Suite 800

Los Angeles, CA 90064

Dear Sirs:

Wentworth Energy, Inc. (“Wentworth”) has advised me that it is seeking to register certain of its shares of common stock under Form SB-2 with the Securities and Exchange Commission and that I may be eligible under the contract by which I invested to register and then sell shares of common stock of Wentworth held by me after this registration occurs.

I understand that I am being asked to accept restrictions, not originally agreed upon with Wentworth, with respect to my rights to request registration of my shares, and to accept restrictions on the future sales of these shares that are more restrictive than I originally agreed upon when purchasing my shares.

I also understand that if I do not choose to agree to such restrictions, the offering will not go forward, or my shares will not be included in the registration statement.

Accordingly, after due consideration and such consultation with counsel or other professionals as I have deemed appropriate, I hereby agree that the shares of common stock of Wentworth held of record or beneficially by me shall be subject to a “Lock Up” which limits the sale or delivery thereof on the following terms.

I agree to a lock up of my shares such that I can sell not more than 10% of my holdings in any given month, without the prior written approval of Cornell Capital Partners, LLC.

The number of shares listed below constitutes all shares of common stock held beneficially or of record by me.

The lock up restrictions hereunder shall terminate on December 30, 2006.

Very truly yours,

Name

Date:

Number of Shares Subject to this Agreement:

                                     Shares